Exhibit 10.7

General	Harley-Davidson, Inc.	[LOGO]
Notice of Restricted Stock Units	or Subsidiaries
and Restricted Stock Unit Agreement

«Fname»«M»«Lname»	Award Number:	«Grant_»
«Address1»	Plan:	2004 Incentive Stock Plan
«Address2»	ID:	«ID»
«Address3»
«City»,«St»«Zip»
«CO»

Effective __/__/200_ (the “Grant Date”), you have been granted Restricted Stock Units with respect to «Shares» shares of Common Stock of Harley-Davidson, Inc. (“HDI” and, together with its Subsidiaries, the “Company”). This grant is made under HDI’s 2004 Incentive Stock Plan (the “Plan”).

All of the Restricted Stock Units will become fully unrestricted (or “vest”) on the fourth anniversary of the Grant Date, subject to accelerated vesting and forfeiture as discussed below and in Exhibit A. You may not sell, transfer or otherwise convey an interest in or pledge any of your Restricted Stock Units.

As soon as practicable following the date on which the Restricted Stock Units vest, the Company will make a cash payment to you in your local currency using the spot rate on the vesting date, less applicable withholding, equal to the product obtained by multiplying the Fair Market Value of a share of Common Stock of HDI on the vesting date by the number of Restricted Stock Units that have become vested on such date.

The Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement including Exhibit A. Additional provisions regarding your Restricted Stock Units and definitions of capitalized terms used and not defined in this Restricted Stock Unit Agreement can be found in the Plan. Without limitation, “Committee” means the Human Resources Committee of the Board or its delegate in accordance with the Plan.

HARLEY-DAVIDSON, INC. and Subsidiaries

/s/ James M. Brostowitz

Vice President and Treasurer

Date
Time:

Exhibit A to Restricted Stock Unit Agreement

Termination of Employment: If your employment with the Company and its Affiliates is terminated for any reason other than death, Disability or Retirement, then you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated. If you cease to be employed by the Company and its Affiliates by reason of death, Disability or Retirement, then, effective immediately prior to the time of cessation of employment, a portion of the unvested Restricted Stock Units will vest such that the total number of Restricted Stock Units that are vested after giving effect to such vesting will be equal to the original number of Restricted Stock Units subject to this Restricted Stock Unit Agreement multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death, Disability or Retirement, and the denominator of which is 48 months, and you will forfeit the remaining Restricted Stock Units that are not vested. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date, or the anniversary of the Grant Date that occurs in each calendar month, and ends on the anniversary of the Grant Date that occurs in the following calendar month.

Accelerated Vesting: If the average of the percentage payouts under the Reference STIPs for the two full calendar years prior to the second anniversary of the Grant Date (including the calendar year in which the Grant Date occurs) is equal to or greater than 100%, then 50% of the Restricted Stock Units (excluding any forfeited Shares) will vest on the second anniversary of the Grant Date. “Reference STIPs” means the terms of the Short-Term Incentive Plan of the Company or any of its Affiliates applicable to the class or classes of employees of which you were a part during the two full calendar years prior to the second anniversary of the Grant Date, and the average of the percentage payouts will be calculated by weighting each percentage payout that relates to the period during which you were a part of a class of employees based on the time in each year that you were a part of that class of employees.

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Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Common Stock of HDI underlying your Restricted Stock Units. You will receive a cash payment equivalent to any dividends and other distributions paid with respect to the Common Stock of HDI underlying your Restricted Stock Units (reduced for any tax withholding due), so long as the applicable record date occurs before you forfeit such Restricted Stock Units, which will be paid in your local currency using the spot rate on the date the dividend or other distribution is paid to shareholders. If, however, any dividends or distributions with respect to the Common Stock of HDI underlying your Restricted Stock Units are paid in Shares rather than cash, you will be credited with additional Restricted Stock Units equal to the number of shares that you would have received had your Restricted Stock Units been actual Shares, and such Restricted Stock Units will be subject to the same risk of forfeiture and other terms of this Restricted Stock Unit Agreement as are the Restricted Stock Units that are granted contemporaneously with this Restricted Stock Unit Agreement. Any amounts due to you under this provision shall be paid to you, in cash, no later than the end of the calendar year in which the dividend or other distribution is paid to shareholders or, if later, the 15th day of the third month following the date the dividends are paid to shareholders; provided that in the case of any distribution with respect to which you are credited with additional Restricted Stock Units that are subject to a risk of forfeiture, distribution shall be made at the same time as payment is made in respect of the Restricted Stock Units that are granted contemporaneously with this Restricted Stock Unit Agreement.

Tax Withholding: To the extent that your receipt of Restricted Stock Units, the vesting of Restricted Stock Units or your receipt of payments in respect of Restricted Stock Units results in income to you for federal or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Restricted Stock Units) an amount, and/or to treat you as having surrendered vested Restricted Stock Units having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

Rejection/Acceptance: You may return this Restricted Stock Unit Agreement to the Company (in care of the Vice President and Treasurer of HDI) within thirty (30) days after the Grant Date, and by doing so you will forfeit any rights under this Restricted Stock Unit Agreement If you choose to retain this Restricted Stock Unit Agreement beyond that date, then you accept the terms of this Award, acknowledge these tax implications and agree and consent to all amendments to the Plan and the Harley-Davidson, Inc. 1995 Stock Option Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.